Exhibit 10.2

                                    AGREEMENT

THIS AGREEMENT ("Agreement") is entered into as of January 2, 1997 by and between QVC, Inc. ("QVC"), a Delaware corporation with its principal place of business at 1365 Enterprise Drive, West Chester, PA 19380, and Beau Brummel Sel-Leb Marketing, Inc. ("Brummel"), a New York corporation with its principal place of business at 421 West Broadway, New York, NY 10012.

                                   BACKGROUND

A. QVC and its affiliates promote, market, sell and distribute (collectively, "Promote") products through various means and media, including without limitation, their televised shopping programs (the "Programs").

B. Brummel distributes and sells women's and men's apparel and accessories (whether now in existence or developed hereinafter, collectively, the "Products").

C. Brummel and QVC desire that QVC Promote the Products through various means and media, including without limitation, the Programs, and that Regis Philbin, an entertainer and consultant to Brummel ("Philbin"), appear on the Programs to assist QVC in promoting the Products.

NOW, THEREFORE, incorporating the foregoing background, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. Grant of License and Other Rights.

            (a) Brummel grants to QVC and its affiliates throughout the term of this Agreement the following rights worldwide: (i) the exclusive right to Promote the Products through Direct Response Television (as defined below) and through the retail stores of QVC and its affiliates; (iii) the right to use, publish, reproduce and transmit the trademarks, trade names and/or logos used and/or developed by Brummel in connection with the Products, including without limitation, the term "Beau Brummel" (collectively, whether now in existence or created hereinafter, the "Trademarks") to Promote the Products in accordance with the terms and conditions of this Agreement. For purposes of this Agreement, "Direct Response Television" shall mean any electronic transmission (whether now in existence or developed hereafter) through which a consumer is requested to purchase any product by mail, telephone or other electronic means, including without limitation, televised electronic retailing programs, infomercials, and direct response commercial spots and computerized shopping services, whether on-line services or otherwise. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Brummel from promoting its Products through its retail stores or through "Beau Brummel" departments in first-class retail stores (defined as department stores of the first class, specialty stores and boutiques).

            (b) Philbin grants to QVC the following rights worldwide: (i) the exclusive right in the to use his name, likeness, image, voice and performance (the "Endorsement") to Promote the Products, and all other apparel products, through all means and media, including without limitation, Direct Response Television, in accordance with the terms and conditions of this Agreement. (Hereinafter, the rights granted to QVC pursuant to subparagraph (a) of this paragraph 1 and this subparagraph (b) are collectively referred to as the "License").

      2. Products.

            (a) From time to time, QVC may issue to Brummel a Purchase Order, the current form of which is attached hereto as Exhibit "A" and incorporated herein by reference (each, a "Purchase Order"). This paragraph 2, together with all other terms of each Purchase Order, shall survive the expiration or termination of this Agreement. In the event that there exist any inconsistencies between this Agreement and the terms and conditions of any Purchase Order, the terms and conditions of this Agreement shall govern. Notwithstanding anything to the contrary contained in this Agreement or otherwise, QVC makes no representations or warranties with respect to the amount of Products that may be sold through the Programs, if any, the number of times, if any, the Products may be offered for sale on the Programs or the amount of revenue, if any, that may be generated through any sales of Products on the Programs.

            (b) During the term, Brummel shall provide to QVC or its designee, upon the request of QVC, (i) consulting and advisory services with respect to QVC's efforts to Promote the Products and (ii) such other creative input as QVC may reasonably request from time to time, at the sole expense of Brummel.

            (c) QVC shall not liquidate the Products through any channel of distribution other than the Programs or the retail stores of QVC and its affiliates without the consent of Brummel. In the event that QVC requests such consent with respect to any such Products (which request must be made in writing) (each, a "Liquidation Request") and Brummel refuses to provide such consent with respect to any Products, Brummel shall purchase from QVC the Products subject to such Liquidation Request with respect to which Brummel refused to provide consent, no later than sixty (60) days following the date of the applicable Liquidation Request. In the event that Brummel fails to purchase such Products within such specified time period, then QVC shall have the right to liquidate such Products as QVC deems appropriate, in its sole and absolute discretion.

      3. Term.

            (a) The initial term (the "Initial Term") of this Agreement shall commence on the date hereof and shall terminate three (3) years following the date of Philbin's first Appearance after that date. Upon the expiration of the Initial Term, this Agreement shall automatically, continually renew for additional three (3) year terms, in perpetuity (each, a "Renewal Term"), unless
(i) Brummel notifies QVC in writing, at least thirty days (30) prior to the end of the Initial Term or any Renewal Term, of its intent to terminate the Agreement, and (ii) during the Initial Term or any Renewal Term, as the case may be, Net Purchases (as defined below) during that term are less than the Minimum Amount. For purposes of this Agreement, "Minimum Amount" shall mean Seven Million Dollars ($7,000,000) with respect to the Initial Term and each Renewal Term and "Net Purchases" shall mean the aggregate cost to QVC of all Products purchased by QVC pursuant to all Purchase Orders issued for Products during the applicable period less returns, chargebacks and allowances. Following the expiration or termination of this Agreement, QVC shall have the right for as long as necessary to Promote the Products, and to use the License in connection with such Promotion, to sell off any of its remaining inventory of Products and to place additional orders for Products to fulfill any remaining unfilled customer orders for Products (the "Sell-Off Period").

            (b) Brummel shall have the right, but not the obligation, to terminate this Agreement, in the event that Net Purchases are less than (i) Two Million Dollars ($2,000,000), with respect to the period commencing upon the date of this Agreement and ending one (1) year following the date of Philbin's first Appearance after that date (the "First Interim") or (ii) Two Million Five Hundred Thousand Dollars ($2,500,000), with respect to the period commencing upon the day following the last day of the First Interim and ending one (1) year thereafter (the "Second Interim"), by notifying QVC in writing, at least thirty days (30) prior to the end of The First Interim or the Second Interim, as the case may be, of its intention to terminate this Agreement.

      4. Appearances. If requested by QVC, Brummel shall cause Philbin to make, and Philbin agrees to make, at least eight (8) Appearances on the Programs during each one (1) year period in which this Agreement remains in effect. For purposes of this Agreement, an "Appearance" shall mean a one (1) to three (3) day period during which the Products may be offered for sale on the Programs, from time to time. [QVC shall provide Brummel and Philbin with written notice of any scheduled Appearance at least ninety (90) days in advance of such scheduled Appearance (each, a "Notice of Scheduled Appearance"). In the event that Philbin is unable to make any scheduled Appearance, Brummel shall notify QVC of the same and shall identify at least two (2) alternate date(s) for such Appearance (which date(s) shall be no later than ___ days following the date for which such Appearance was originally scheduled), no later than ___ days following the date the applicable Notice of Scheduled Appearance was sent to Brummel and Philbin.] Philbin agrees to appear in promotional announcements featuring the Programs, at dates and times determined by QVC, which dates and times shall coincide with the Appearances, subject to his reasonable availability. Unless otherwise determined by QVC, all Appearances and promotional announcements shall take place at QVC's studios in West Chester, Pennsylvania. Brummel shall bear any costs and expenses of Philbin that may arise in connection with all Appearances and promotional announcements, including without limitation, travel, lodging and food. QVC makes no representations or warranties with respect to the number of Appearances, if any, that it may request Philbin to make.

      5. Non-Compete. Without the prior written consent of QVC, neither Brummel nor Philbin shall, during the term of this Agreement or the one (1) year period following the expiration or termination of this Agreement, promote, advertise, endorse or sell any products or items by means of Direct Response Television.

      6. Representations, Warranties and Covenants.

            (a) Brummel represents, warrants and covenants, which representations, warranties and covenants shall continue during the term of this Agreement and shall survive the expiration or termination of this Agreement, that: (i) it possesses the full power and exclusive right to grant the License to QVC; (ii) the execution, delivery and performance of this Agreement by Brummel does not violate any agreement, instrument, judgment, order or award of any court or arbitrator or any law, rule or regulation; and (iii) there exist no agreements, or other arrangements, for Brummel to endorse, promote, advertise, or sell any products through Direct Response Television. Brummel shall provide QVC with any and all documents reasonably required or requested by QVC at any time and from time to time to support the representations and warranties herein contained.

            (b) Philbin represents, warrants and covenants, which representations, warranties and covenants shall continue during the term of this Agreement and shall survive the expiration or termination of this Agreement, that: (i) he possesses the full power and exclusive right to grant the Endorsement to QVC; (ii) the execution, delivery and performance of this Agreement by Philbin does not violate any agreement, instrument, judgment, order or award of any court or arbitrator or any law, rule or regulation; (iii) there exist no agreements, or other arrangements, for Philbin to endorse, promote, advertise, or sell any Products through Direct Response Television, except other agreements to which QVC is a party; and (iv) any testimonials made by Philbin will be based upon the personal experiences of Philbin. Philbin acknowledges that the compensation provided to him by Brummel is adequate consideration for the obligations of Philbin under this Agreement and the rights granted to QVC pursuant to paragraph 1(b) of this Agreement. Philbin shall provide QVC with any and all documents reasonably required or requested by QVC at any time and from time to time to support the representations and warranties herein contained.

            (c) QVC represents, warrants and covenants, that it is duly authorized to enter into this Agreement and that its execution of this Agreement does not violate any agreement, judgment, instrument, order or award of any court or arbitrator or any law, rule or regulation. QVC acknowledges that the trademark "Beau Brummel" is the exclusive property of Brummel and that all goodwill in such trademark is the property of Brummel.

      7. Confidentiality. Brummel and Philbin each acknowledge and agree that any and all information regarding QVC or its operations disclosed to them in conjunction with this Agreement, and any information regarding the sale and promotion of Products and/or products by QVC, will be treated as confidential information and will not be disclosed to any third party at any time during the term of this Agreement, including any Renewal Term(s), and thereafter. Brummel and Philbin further agree that any such information will not be used for any purposes by Brummel or Philbin other than for purposes contemplated by this Agreement. Confidential information shall not be deemed to include information which (a) is public knowledge or becomes generally available to the public other than as a result of disclosure by Brummel or Philbin; (b) becomes available to Brummel or Philbin, on a non-confidential basis, from a source (other than QVC or its agents) who is not bound by a confidentiality agreement with QVC; or (c) is in the possession of Brummel or Philbin prior to disclosure by QVC, provided that the source was not bound by a confidentiality agreement with QVC. Notwithstanding the foregoing, Brummel and Philbin may disclose Confidential Information (i) to their respective attorneys, accountants, bankers and financial advisors, provided that the same agree to the terms of this confidentiality provision in writing and in advance; (ii) to comply with any court order or applicable law, provided that Brummel or Philbin notify QVC in writing and in advance of any intention to disclose such information; or (iii) in any action to enforce this Agreement.. Brummel and Philbin each agree that in the event of a breach or threatened breach of the terms of this paragraph 7 and/or the provisions of paragraph 5, QVC shall be entitled to seek from any court of competent jurisdiction, preliminary and permanent injunctive relief which remedy shall be cumulative and in addition to any other rights and remedies to which QVC may be entitled. Brummel and Philbin each acknowledge and agree that the confidential information and other information referred to in this paragraph 7 and the prohibitions provided in paragraph 5 above, are valuable and unique and that such breach of such provisions will result in immediate irreparable injury to QVC. The rights and obligations of the parties set forth in this paragraph 7 shall survive and continue after the termination or expiration of this Agreement.

      8. Publicity. Except for incidental non-derogatory remarks necessitated by the services provided hereunder, neither Brummel nor Philbin shall issue any publicity or press release regarding their contractual relations with QVC or otherwise make any oral or written reference to the other regarding their activities hereunder, without obtaining QVC's prior written consent, and approval of the contents thereof. Neither Brummel nor Philbin shall utilize any trade name, service mark, trademark, or copyright belonging to QVC without the prior written consent of QVC, which consent shall not be unreasonably withheld.

      9. Miscellaneous.

            (a) Amendment. This Agreement may not be varied, amended, or modified unless in writing signed by the parties hereto.

            (b) No Assignment. This Agreement and the rights and obligations hereunder are not assignable, except to wholly-controlled entities of the parties hereto, respectively, and any such assignment shall be null and void.

            (c) Governing Law. This Agreement shall be construed according to the internal laws of the Commonwealth of Pennsylvania without regard to conflict of laws principles. QVC, Brummel and Philbin each hereby consent to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania, Chester County, and the United States District Court for the Eastern District of Pennsylvania, in all matters arising out of this Agreement. QVC, Brummel and Philbin each consent to service of process by certified mail, return receipt requested, at the address indicated in the opening paragraph hereof.

            (d) Notices. All notices provided for hereunder shall be sent via certified mail, return receipt requested, or by reputable overnight carrier, to the addresses indicated below:

      If to QVC:        QVC, Inc.
                        1365 Enterprise Drive
                        West Chester, Pennsylvania 19380
                        Attn: Executive Vice President
                        Electronic Retailing

      With a copy to:   QVC, Inc.
                        1365 Enterprise Drive
                        West Chester, Pennsylvania 19380
                        Attn: General Counsel

      If to Brummel:    Beau Brummel Sel-Leb
                        Marketing, Inc.
                        421 West Broadway
                        New York, New York 10012
                        Attn: President

      With a copy to:   Markowitz, Roshco & Adelman
                        666 Third Avenue, 18th Floor
                        New York, New York 10017
                        Attn: Seth P. Markowitz, Esquire

                                    and

                        William Morris Agency, Inc.
                        1325 Avenue of the Americas
                        New York, New York 10021
                        Attn: Mr. James M.  Griffin
                              Executive Vice President
                                and Director

            (e) Entire Agreement. This Agreement supersedes all prior communications between the parties regarding the subject matter hereof, whether oral or written, and constitutes the entire understanding of the parties.

            (f) Waiver. No delay or failure on the part of any party hereto in exercising any right or remedy under this Agreement, and no partial or single exercise thereof, shall constitute a waiver of such right or remedy or of any other right or remedy.

            (g) Severability. If any term or condition of this Agreement or the application thereof shall be illegal, invalid or unenforceable, all other provisions hereof shall continue in full force and effect as if the illegal, invalid or unenforceable provision were not a part hereof. The headings used in this Agreement are for the convenience of the parties only and shall not be construed in the interpretation of any provisions of this Agreement.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

            (h) No Joint Venture. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and neither QVC nor Brummel shall have the power to obligate or bind the other in any manner whatsoever. QVC and Brummel agree that in performing their duties under this Agreement they shall be in the position of independent contractors.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement on the date first above written.


Beau Brummel Sel-Leb Marketing, Inc.      QVC, Inc.


By: /s/ Harold Markowitz                  By: /s/ G.  Robert Ayd
    -------------------------                 ------------------------
                                                  G.  Robert Ayd
Its: Chairman of the Board                        Vice President

I, Regis Philbin, hereby acknowledge and agree to the terms and conditions set forth in the above Agreement, and, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, agree to be personally bound by the provisions set forth in paragraphs 1(b), 4, 5, 6(b), 7, 8 and 9 of the above Agreement.


-----------------------------
Regis Philbin


Date:
      -----------------------